 EXHIBIT 99.1
FOR IMMEDIATE RELEASE

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APRIA HEALTHCARE COMPLETES PURCHASE OF CORAM INC.

LAKE FOREST, CA...December 3, 2007...Apria Healthcare Group Inc. (“Apria Healthcare” or “Apria”) (NYSE:AHG) today announced that it has completed its acquisition of Coram, Inc. (“Coram”) for a cash purchase price of $350 million. Coram provides a comprehensive range of home infusion therapies and specialty pharmaceuticals to 65,000 patients through a network of more than 70 home infusion branches across the country, 50 company-owned and operated ambulatory infusion suites and 2,100 employees.

“We are excited about the opportunities associated with the Coram acquisition,” said Lawrence M. Higby, Apria’s Chief Executive Officer. “Strategically, it transforms the company by diversifying our product and payor mix and positioning us favorably in the rapidly growing specialty pharmaceutical and infusion markets. From a customer perspective, we believe it offers a number of expanded clinical and integrated homecare solutions to patients, physicians and payors alike. Now that the transaction is complete, we will begin implementing our integration plans, and look forward to realizing the strategic and financial synergies that this transaction creates for Apria in 2008 and beyond.”

Combined with Apria’s existing infusion patient base, the new infusion division – which will remain headquartered in Denver, Colorado – cares for more than 100,000 patients annually and is licensed to serve patients in all 50 states.

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Apria Healthcare provides home respiratory therapy, home infusion therapy and home medical equipment through approximately 500 locations in the United States. The acquisition of Coram adds more than 70 infusion branch locations, 50 ambulatory infusion suites and centralized pharmacy distribution services capable of serving patients in all 50 states. Apria is expected to generate over $2.0 billion in annual revenues in 2008, and is one of the nation’s leading home healthcare companies. For more information, visit www.apria.com or www.coramhc.com.

This release may contain statements regarding anticipated future developments that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Results may differ materially as a result of the risk factors included in Apria’s filings with the Securities and Exchange Commission and other factors over which Apria has no control.

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